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                                   Exhibit 99

                     Press Release Dated December 27, 1999




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Date:           December 27, 1999

Contact:        Larry R. Goddard
                Investor Relations Department
                (402) 390-6553

FOR IMMEDIATE RELEASE
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          Omaha, Nebraska (December 27, 1999) - Commercial Federal Corporation
     (NYSE: CFB) announced today that its Board of Directors authorized the additional repurchase of up to 3 million shares of the Company's outstanding common stock during the next 18 months. Commercial Federal currently has 58,218,247 common shares outstanding. The repurchase of 3 million shares of the Company's outstanding common stock, announced in April 1999, will be completed this week.

          Repurchases could be made at any time and in any amount, depending upon market conditions and various other factors. Any repurchase generally would be on the open-market, although privately negotiated transactions are possible. In compliance with Nebraska law, all repurchased shares will be cancelled.

          "The repurchase of Commercial Federal shares continues to be an important component of our capital management," stated William A. Fitzgerald, chairman and chief executive officer. "The Company's stock is undervalued at its current price level and represents an attractive investment opportunity."

          Commercial Federal Corporation, with assets of $13.1 billion at September 30, 1999, is the holding company for Commercial Federal Bank, a federal savings bank that operates 259 retail offices in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona, South Dakota, and Minnesota.

          Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."